Exhibit 99.1

BIDZ.COM Merger Status Update

REDONDO BEACH, Calif., November 7, 2012 — As previously announced, on September 27, 2012, BIDZ.com, Inc. (BIDZ), a leading online retailer of jewelry, held its annual meeting of stockholders.  At the annual meeting, each proposal presented at the annual meeting was approved by the required vote of Bidz.com stockholders, including the adoption of the merger agreement with Glendon Group, Inc., and therefore each condition to Glendon Group’s obligation to close the merger has been satisfied.

While BIDZ has requested that Glendon Group and Weston Capital Management LLC and its affiliated fund honor their obligations to fund and close the merger, as of today Glendon Group had not closed the merger.

BIDZ therefore has filed suit in Delaware requesting expedited proceedings to compel Glendon Group to specifically perform its obligation to close the merger and to compel Weston Capital Management LLC and its affiliated fund to honor their equity commitment and guarantee obligations entered into in connection with the merger agreement by funding sufficient capital to complete the merger.

Notwithstanding the filing of the Delaware lawsuit, BIDZ will continue to work with Glendon Group and with Weston Capital and its affiliated fund to seek to close the merger as expeditiously as practicable.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.